UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Quality Systems, Inc.’s Response
to Ahmed Hussein’s Proxy Materials, including Shareholder Letters
Filed With the Securities and Exchange Commission
on August 14, 2008

Mr. Hussein’s proxy statement and shareholder letters include myriad procedural and imagined grievances going back a decade.  Without attempting to address each and every one of Mr. Hussein’s false assertions – particularly those that restate historical grievances dating back more than 5 years – we feel it necessary to correct the record with respect to certain fundamental issues.

Below is a non-exhaustive list of some of the numerous misleading and false statements in his shareholder communications and QSI’s response to such statements:

•
Mr. Hussein makes unsupported claims that the Company’s growth has slowed down due to lack of oversight by the Board.  The slowdown in revenue and income growth in fiscal 2008 was a result of the deterioration in macroeconomic conditions which led to a decline in spending among our customers.  Mr. Hussein conveniently declines to put the financial results into a broader context.  Mr. Hussein also neglects to mention that in the quarter ended June 30, 2008, the Company produced an increase in fully diluted earnings per share of 38% and growth in net revenues by a record 31%, each over the comparable period last year – the latest indication that the Company’s business and growth strategy, overseen by the Board, is continuing to produce solid results.  In contrast, one of our competitors, Allscripts Healthcare Solutions, Inc. increased revenues only by 16%, while its fully diluted earnings per share decreased during the quarter ended June 30, 2008 over the comparable period last year.  Mr. Hussein does not explain how the Company’s results were affected by governance issues, nor does he articulate any specific ways in which the Company’s business strategy can be improved upon.

•
Mr. Hussein wrongly claims that the increase in Company’s dividends was intended to entrench Mr. Razin and his Board.  This is false and unfounded.  In fact, the Board increased the quarterly dividend in response to the excellent financial results of the quarter ended June 30, 2008 and our consistently solid historical trend.

•
Mr. Hussein falsely suggests that the appointment of Mr. Plochocki’s as CEO was hasty and inappropriate.  This is simply not true.  After Mr. Silverman announced his intentions to resign as CEO, the Board appointed a CEO search committee who carefully considered a number of internal and external candidates over a period of several weeks.  The search committee finally chose Mr. Plochocki because of his significant industry and public company experience, his familiarity with the Company and its strategy, and support for Mr. Plochocki from the Company’s senior managers, including Pat Cline.  Appropriate background and reference checks were completed before Mr. Plochocki’s appointment was voted upon.  In Board discussions, Mr. Hussein did not contest Mr. Plochocki’s fitness to be appointed as CEO – he objected to the fact the appointment was not made as an interim position, in view of the upcoming director election.

•
Mr. Hussein falsely claims that Mr. Kaplan’s appointment to all independent committees of the Board violated the Settlement Agreement.  Mr. Kaplan was appointed to the Board in June 2008 to replace Mr. Silverman who was resigning as CEO.  The Settlement Agreement, which had set out the structure of the Board and committees through the 2007 annual meeting, was no longer in effect.  After the expiration of the Settlement Agreement, the Board was free to structure the independent committees as it saw fit.  The Board appointed a fifth member to the independent committees only after repeated instances where the committees established in accordance with the Settlement Agreement were unable to function as a result of tactical boycotts or deadlocked votes.  The appointment of a fifth committee member was made principally to allow the committees to function without being stymied by tactical maneuvers.

•
Mr. Hussein falsely suggests that Board seats have been filled primarily based on personal relationships between nominees and Mr. Razin.  Specifically, Mr. Hussein claims that Mr. Razin nominated his family friends, Russell Pflueger and Philip Kaplan, to the Board.  Mr. Razin conducted initial interviews of Messers. Pflueger and Kaplan, but neither of these directors was a personal friend of Mr. Razin.  Furthermore, at the time when Messers. Pflueger and Kaplan were elected, Mr. Hussein was asked whether he had any nominees to recommend, and he offered none.  Additionally, Mr. Hussein has introduced personal friends and acquaintances to the Board.  Ultimately, the Board members are elected by the shareholders and not by any member of the Board.

•
Mr. Hussein falsely suggests that the change in definition of independent director set forth in the Company’s bylaws was specifically intended to allow Sheldon Razin to qualify as an independent director. In fact, the change in the definition of independent director in 2004 was introduced by the newly elected independent directors, primarily by one of the new directors that was introduced by Mr. Zikry (not by Mr. Razin), and the motivation for the change was to conform the Company’s Bylaws to the then-current NASDAQ standards.  Since 2004, our Board has consistently followed NASDAQ listing standards with respect to director independence.  As such, after the NASDAQ revised its definition of “independent director” in April 2007, the Bylaws were amended in May 2007 to conform to the revised NASDAQ standard.  In May 2008, in response to recent Delaware court decisions and numerous articles written by major law firms recommending that companies clarify the “advance notice” provisions of their Bylaws, the Board amended the Bylaws to clarify the advance notice provisions in accordance with recommended best practices in this area.  Despite Mr. Hussein’s claim, the 2008 amendment was circulated to all board members well in advance of the Board meeting and the amended bylaws did not increase the difficulty of mounting a proxy fight – unless the dissident party seeks to employ ambiguity and confusion.

•
Mr. Hussein’s claim that the Board members “fail to stand up to” the Chairman are false.  Mr. Hussein attempts to portray any occasion where there is a consensus among the Board members, other than Mr. Hussein and one or more of his nominees, as a flawed process.  The majority of our Board prepares in advance for Board meetings, strives to work in a constructive manner and, when necessary, engages in substantive debate on matters brought before the Board.  The fact that a consensus is ultimately achieved does not mean that the process is deficient.  Each of our directors has been willing to express independent opinions and a number of them have taken voting positions against, or have abstained from voting on, measures that have been supported by the Chairman.

•
Mr. Hussein’s “opinion” that the Board Chairman’s actions are “executive and controlling” are merely opinions, with which our Board members disagree.  In Mr. Hussein’s proxy, he expresses his personal opinion that the Chairman acts in a “controlling” manner.  The incumbent Board members have stated that they vehemently reject the notion that their Board decisions are dictated by Mr. Razin, rather than reflecting the exercise of good faith business judgment by the directors individually following their review, analysis and discussion of the relevant issues.  Mr. Hussein’s statements amount to unsubstantiated claims that the incumbent directors have violated their fiduciary duties, which claims the incumbent directors strongly deny.  Furthermore, many of the “controlling” actions allegedly taken by Mr. Razin were actions taken in order to permit the Board as a whole to function, only after the failure of a committee to act (including as a result of deadlocks or tactical boycotts).

•
Mr. Hussein makes various disingenuous claims suggesting that he did not receive the benefits he intended under the Settlement Agreement.  Mr. Hussein makes a number of false and misleading statements regarding the Settlement Agreement.  First, Mr. Hussein asserts that the Company has interpreted the Settlement Agreement in a way that conflicts with the parties’ intentions, and that in the event of any ambiguity in interpreting the contract, Mr. Hussein’s interpretations must prevail.  However, this is not a case of ambiguous contract language – it is an attempt by Mr. Hussein to thwart the clear language of the agreement by claiming that he intended something different.  Mr. Hussein and his lawyers heavily negotiated the Settlement Agreement and understood every term in its entirety.  The Settlement Agreement clearly spells out the expectations of the parties.  For example, although Mr. Hussein claims that his intention was to terminate the Company’s relationship with existing counsel, the Settlement Agreement (in section 3.3) specifically allows the Company to seek legal advice from any attorney it has retained in the past.  Also, Mr. Hussein claims that although he agreed not to raise the issue of Mr. Razin’s independence in the Settlement Agreement, he was not precluded from raising issues of legal compliance with regulators.  In fact, Mr. Hussein entered into the Settlement Agreement with the understanding that the Company considered Mr. Razin to be independent, and agreed that Mr. Razin would hold positions on committees that are required to be made up exclusively of independent directors.  Almost immediately after entering into the Settlement Agreement, he attempted to cause NASDAQ to investigate Mr. Razin’s independence – and NASDAQ promptly concluded there was no issue to investigate.  Mr. Hussein also asserts that the Board’s use of the deadlock mechanism has been irrational – notwithstanding that the Settlement Agreement specifically provided for such deadlock mechanism.  The truth is that it is Mr. Hussein who has attempted to abuse his authority by refusing to attend Board and committee meetings for the purpose of thwarting proposed actions, thereby necessitating use of the deadlock mechanism.   For further information regarding the Settlement Agreement, see Response to Mr. Hussein’s 13D.

•
Mr. Hussein falsely implies that the role played by the Company’s external counsel is improper.  Mr. Hussein makes a number of false and misleading statements about the Company’s external counsel and the role he plays.  Mr. Hussein’s concern over the Company’s external legal counsel initially surfaced after the attorney ruled against him on a legal interpretation involving a vote taken at the 2002 Board organizational meeting (discussed in more detail below) which had the effect of removing Mr. Hussein from his control of the Chairmanship of all the Company’s committees and his position as the Company’s Lead Director.  Mr. Hussein has also subsequently demanded the removal of the law firms of Sullivan & Cromwell, Gibson Dunn & Crutcher and Latham & Watkins – in each case claiming that these large, reputable international law firms were under the Chairman’s control or appointed under an improper scheme promoted by the Company’s Audit Committee Chairman.  The complaints voiced by Mr. Hussein include objections to counsel’s role in addressing routine matters such as attending Board meetings and preparing resolutions and draft minutes, as well as contradicting legal advice that is inconsistent with Mr. Hussein’s personal opinion.  All of the roles played by the Company’s outside counsel are typical roles for external counsel to play and are clearly permitted by law and the terms of the Settlement Agreement.  The terms of the external counsel’s engagement have been approved by the Board, are usual and customary for such position, and have been in effect for over 11 years.

•
Mr. Hussein’s complaints about the Company’s Board minutes and minute-taking procedures are frivolous.  During his tenure on the Board, Mr. Hussein has objected to every person who has recorded the minutes (other than his personal attorney) including the two CFO’s of the Company, general counsel, special board counsel, other attorneys from general counsel’s law firm and the Chairman of the Compensation Committee.  Our Company follows standard procedures in taking and approving Board minutes. A majority of the Board reviews, discusses, modifies (when necessary) and then approves each set of minutes.  The minutes are sent out well in advance of each Board meeting and, if there are any changes desired, those changes are noted on the latest draft for submission to the full Board at its next meeting.  At the next meeting of the Board, a majority of the Board approves any changes and then approves the minutes generally.  Mr. Hussein has repeatedly attempted to add material to the Board minutes that he developed after the meeting has ended – often memoranda providing his view of individual board members, management and Company advisors and including points that were not actually discussed during the course of the meeting itself.  The omission from Board minutes of such matters does not render them inaccurate or misleading in any respect.

•
Mr. Hussein falsely implies that the agendas for Board meetings are procedurally deficient.  Mr. Hussein’s frequent references to “agenda items” falsely implies that Board members are not properly notified of matters proposed to be discussed at Board meetings.  This is not the case.  Board members are provided with timely notice of Board meetings as required by law and our Bylaws, including notice of matters proposed to be acted upon.  However, the Board is not precluded from discussing additional matters at properly convened Board meetings.  Our Board does not manipulate the content (or absence of content) on Board agendas for tactical purposes, although Mr. Hussein attempts to do so.

•
Mr. Hussein makes several unfounded claims to the effect that the compensation awarded to the Company’s directors and management is excessive.  Mr. Hussein makes a number of statements suggesting that compensation decisions are improper, but omits to state important facts regarding the context of the compensation decisions and procedures followed by the Board in making decisions.  We note that Mr. Hussein routinely votes against any increases in compensation, without regard for the competitive environment faced by QSI in attracting and retaining qualified management team members.

o
Mr. Hussein falsely claims that the decision to increase compensation paid to new directors in 2004 was improper.  Mr. Hussein omits to state that before the decision to increase director compensation was made, two separate compensation consultants had reported that the Company’s director compensation was less than 10% of the median director compensation at the Company’s peers, while the Company had  performed better than its peers.

o
Mr. Hussein falsely asserts that Mr. Razin gave directors and management 7% of the Company in  2005.  Mr. Hussein’s suggestion that the total number of options granted in fiscal 2005 represented a 7% dilution to shareholders in one year is incorrect and misleading.  Value dilution is not equal to the number of options issued divided by total shares.  Shareholder value dilution is much lower than the notional option dilution, taking into account the cash received by the Company when employees exercise their options.  Also, Mr. Hussein fails to mention that option awards in 2005 were intended to compensate for an extended period of low grants prior to 2005.  Three separate compensation consultants confirmed that the number of options QSI granted before fiscal 2005 were considerably below market levels.  Furthermore, Mr. Hussein’s claim that Mr. Razin granted the options to management and directors is false.  The Compensation Committee recommends the compensation of directors and management.  Throughout Mr. Hussein’s tenure on the Board, Mr. Razin has not been a member of the Compensation Committee, and Mr. Razin does not determine the compensation of directors and management.

o
Mr. Hussein falsely suggests that changing the 2007 management incentive plan was inappropriate.  There was no impropriety.  The Board determined that an adjustment to the management plan was appropriate in order to properly incentivize management to meet targets in view of then-existing market conditions.  As a procedural matter, after the compensation committee deadlocked, the Independent Directors Compensation Committee properly considered and approved a change to the 2007 management incentive plan in order to sufficiently compensate management for the excellent financial results in fiscal 2007.

o
Mr. Hussein oddly claims that no meeting of the Independent Directors Compensation Committee was held on June 23, 2008.  This is inconsistent with the Company’s records, which indicate that Messrs. Hussein, Fawzy and Hoffman were all present for both the Independent Director Compensation Committee meeting and the executive session of the Board on June 23, 2008 and voted against any actions taken at the meeting and the executive session of the Board.  The meeting was duly noticed and announced.

•
Mr. Hussein’s assertion that the voting procedures employed at the 2005 annual meeting were not accurate has been resolved to the contrary in court.  Mr. Hussein unsuccessfully challenged the 2005 shareholder vote twice.  First, he challenged the vote count produced by IVS, the independent inspector of elections.  That claim was rejected.  Subsequently, Mr. Hussein sued the Company in California state court disputing the results of the 2005 director elections, which found that there was no wrongdoing in the way the votes were counted.  He has no basis for asserting that the procedures followed in the 2005 election were incorrect or improper.

•
Mr. Hussein falsely claims that Mr. Razin engineered the election of 6 out of 7 directors in 2004.  After Messers Zikry and El-Bardai, two directors aligned with Mr. Hussein, failed to participate in the selection of a slate of director nominees for the 2004 annual shareholder meeting and the nominating committee deadlocked, the Board approved the addition of a fifth member, Mr. Small who was the Lead Director at the time, to the nominating committee.  Messers. Zikry and El-Bardai refused to participate any further in the nominating committee deliberations, so the committee met with three members (Messers. Hanson, Meyer and Small) and proposed a slate of directors, which was approved by a majority of the full Board.  Mr. Razin was not a member of the nominating committee and was one of the four directors that voted to approve the nominees.

•
Mr. Hussein falsely claims that the appointment of new Lead Director, replacing him as Lead Director in 2002, was orchestrated by Mr. Razin.  At the 2002 organizational board meeting, it appeared that a majority of the Company’s directors were dissatisfied with Mr. Hussein and wanted a change.  When it became clear to Mr. Hussein that he might not prevail in the vote to have himself reappointed as Lead Director and chairman of all the Company’s committees, he began protesting general counsel’s presence at the meeting and the legality of the proceedings, generally.  Mr. Hussein then departed from the meeting - not in protest of counsel’s presence, but in a stated attempt to eliminate a quorum.  The remaining Board members were advised by Company counsel that under California law and the Company’s Bylaws, Mr. Hussein’s departure did not prevent the remaining independent directors from voting upon the selection of the Lead Director so long as a majority of the original quorum voted for the candidate selected.  This legal opinion was subsequently confirmed by a second opinion delivered by Sullivan & Cromwell, a well-respected international law firm.  Mr. Hussein’s assertion that the meeting was improper and a violation of corporate governance policies has been contradicted by not one, but two opinions of counsel.  Furthermore, following the meeting in 2002, the Board had ample opportunity to elect Mr. Hussein as Lead Director if it so desired.  Mr.  Hussein was not appointed as Lead Director because he did not have the support of the majority of the Board.

•
Mr. Hussein repeatedly suggests that any failure to respond to any claim – no matter how frivolous, repetitive or stale – is a tacit acknowledgement of his position.  Mr. Hussein’s proxy statement and other shareholder communications illustrate that he is tireless in repeating his claims, including claims that have been discussed and debated for many years.  The majority of the Board, over many years, has attempted to answer Mr. Hussein’s questions, to indulge his requests for continued debate and, in certain circumstances, to seek independent expert opinions.  These discussions have resulted in devotion of significant Board and management time and the incurrence of additional expense.  This summary response is an attempt to clarify the record with respect to some of the material claims and themes expressed by Mr. Hussein; our decision to respond in summary form rather than in a line by line dissection is not – as Mr. Hussein will no doubt suggest – an acknowledgment of his position on any matter.